EXHIBIT  21.3


     Additional  Subsidiaries  of  the  Company
     ------------------------------------------

     AutoBond  Master  Funding  Corporation  III

     AutoBond  Master  Funding  Corporation  IV

     AutoBond  Master  Funding  Corporation  V

                                   -- F-35 --
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